Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Chesapeake Lodging Trust Equity Plan of our reports (a) dated February 16, 2011, with respect to the consolidated financial statements and schedule of Chesapeake Lodging Trust included in its Annual Report (Form 10-K), for the year ended December 31, 2010, and (b) dated February 1, 2011, with respect to the financial statements of Le Meridien San Francisco included in its Current Report on Form 8-K/A dated February 7, 2011, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

February 16, 2011